Exhibit 99.1
January 11, 2021

GenMark Diagnostics Provides Preliminary Operational and Financial Results for 2020

CARLSBAD, Calif. - GenMark Diagnostics, Inc. (NASDAQ: GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today provided preliminary operational and financial results for the year ended December 31, 2020.

Financial Highlights
•Total revenue for 2020 is expected to be approximately $171 million, representing an increase of approximately 95% over 2019
–ePlex® revenue for the full year 2020 is expected to be approximately $152 million, an increase of 155% over 2019
•Total revenue for the fourth quarter of 2020 is expected to be approximately $50 million, representing an increase of 84% over the fourth quarter of 2019
–ePlex revenue for the fourth quarter of 2020 is expected to be approximately $45 million, an increase of 138% over the fourth quarter of 2019
•Gross margin is expected to be approximately 39% for the fourth quarter of 2020 and between 39% and 40% for the full year 2020

Operational Highlights
•Placed 70 net new ePlex analyzers in the fourth quarter of 2020, finishing the year with an installed base of 792 ePlex analyzers placed worldwide
–ePlex installed base grew 50% year over year
•Fourth quarter annuity was approximately $220,000 per analyzer, compared to approximately $148,000 in the fourth quarter of 2019
•Increased manufacturing capacity by more than 75% versus prior year with the completion of the first of two new production lines during the quarter

“Fourth quarter demand remained very strong, driven by our ePlex RP2 and blood culture ID panels that provide broad pathogen coverage and simplified workflow with hands on time of one minute or less,” said Scott Mendel, President and Chief Executive Officer. “During the quarter, we validated the first of our two new ePlex manufacturing lines that increases our production capacity to approximately 160,000 ePlex tests per month and we remain on track to validate the second line in the very near future.”

“With multi-year contracts that include committed volumes, GenMark has created an enduring and recurring revenue stream that provides visibility to driving continued top line growth in 2021. I’m proud of the entire GenMark organization, as we remained committed to our key priorities and delivered remarkable results throughout the entire year under extraordinary circumstances,” concluded Mendel.

These preliminary results are based on management’s initial analysis of operations for the quarter and year ended December 31, 2020 and are subject to further internal review and audit by the company’s external auditors. The company expects to issue full 2020 financial results and 2021 guidance in late February.

About GenMark Diagnostics
GenMark Diagnostics (NASDAQ: GNMK) is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic tests with compact, easy-to-use workstations and self-contained, disposable test cartridges. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream, and gastrointestinal infections. For more information, visit www.genmarkdx.com.

Forward Looking Statements
This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our preliminary, unaudited financial and operational performance, expected increases to our ePlex manufacturing capacity, and the timely FDA clearance and commercialization of additional ePlex panel menu, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, our ability to successfully validate additional ePlex manufacturing lines and commercialize our ePlex system and its related test menu in a timely manner, constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand, our ability to successfully expand sales of our product offerings outside the United States, and third-party payor reimbursement to its customers, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

Investor Relations Contact
Leigh Salvo
(415) 937-5404

ir@genmarkdx.com